EXHIBIT 99.2

Bylaw Amendments Effective January 1, 2013

Section 4.01. EXECUTIVE OFFICERS—ELECTION AND TERM OF OFFICE. The Executive Officers of the Corporation shall be a Chairman of the Board, a Vice Chairman of the Board if one is elected, a Chief Executive Officer, ~~who also shall be the Vice Chairman of the Board,~~ the President, such number of Vice Presidents as the Board of Directors may determine, a Secretary and a Treasurer. The Executive Officers shall be elected annually by the Board of Directors at its first meeting following each annual meeting of stockholders and each such officer shall hold office until the corresponding meeting of the Board of Directors in the next year and until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she shall have resigned, or shall have been removed from office in the manner provided in this Article IV. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

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Section 4.03. CHIEF EXECUTIVE OFFICER ~~AND VICE CHAIRMAN OF THE BOARD~~. ~~The Vice Chairman of the Board shall be the Chief Executive Officer of the Corporation.~~ Subject to the authority of the Board of Directors, the Chief Executive Officer shall have general charge and supervision of the business and affairs of the Corporation. The Chief Executive Officer shall have the authority to sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments. The Chief Executive Officer shall have the authority to vote stock in other corporations, and shall perform such other duties of management as may be prescribed by resolution or as otherwise may be assigned by the Board of Directors. As vested by these Bylaws, the Chief Executive Officer shall have the authority to delegate such authorization and power to some other officer or employee or agent of the Corporation as deemed appropriate.